Gartner Reports Financial Results for Third Quarter 2007
GAAP EPS Increased 38% versus Third Quarter 2006
Contract Value Increased 18% and revenue increased 13% versus Third Quarter 2006
STAMFORD, Conn., October 30, 2007 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, today reported results for third quarter 2007, including GAAP EPS of $0.11, which increased 38% versus third quarter 2006.
Contract value, a key leading indicator for Gartner’s Research segment, increased 18% year-over-year to a record level of $704.7 million, reflecting the successful execution of the Company’s strategy to accelerate research growth by productively growing the salesforce. Total revenue for third quarter 2007 grew 13% year-over-year to $273.1 million, driven by growth in all three of Gartner’s business segments. Excluding the impact of foreign exchange, research contract value and revenue increased 14% and 10%, respectively.
For third quarter 2007, Net Income increased 30% year-over-year to $12.5 million and Normalized EBITDA increased 21% year-over-year to $36.3 million. See “Non-GAAP Financial Measures” for a discussion of Normalized EBITDA.
Cash flow from operating activities for third quarter 2007 was $38.8 million and capital expenditures were $6.2 million. During the third quarter, the Company repurchased 1.6 million shares of its common stock at a cost of $36.0 million. As of September 30, 2007, the Company had total debt of $367.0 million and cash of $117.7 million.
Gene Hall, Gartner’s chief executive officer, commented, “Our ongoing focus on growth is yielding excellent results, including our third consecutive quarter of high-teens contract value growth. We are well positioned to continue to achieve our long-term financial roadmap objectives, including double-digit revenue growth and expanding margins.”
Business Segment Highlights
Research — Revenue for the third quarter increased 18% year-over-year to $170.2 million and gross contribution margin improved approximately 3 percentage points to 65%. At September 30, 2007, Research contract value was a record $704.7 million, up 18% year-over-year. Client and wallet retention rates for third quarter 2007 increased to 82% and 102%, respectively, versus 81% and 93%, respectively, for third quarter 2006.
Consulting — Revenue for the third quarter increased 6% year-over-year to $73.8 million and gross contribution margin improved approximately 1 percentage point to 38%. Utilization increased 3 percentage points year-over-year to 64% and backlog increased 1% year-over-year to $108.6 million at
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September 30, 2007. Billable headcount was 469 as of September 30, 2007, versus 517 last year, reflecting the exiting of consulting operations in Asia Pacific.
Events — Revenue for the third quarter increased 11% year-over-year to $26.7 million. The Company held 22 events with 7,307 attendees, as compared to 17 events with 6,578 attendees during the same period in 2006. Gross contribution margin for the third quarter was 36%.
Updated Guidance for Full Year 2007
Gartner increased its full year 2007 revenue expectations for Research and Consulting but reduced expectations for Events. Overall, Gartner slightly increased the low end of its guidance for total revenue. The Company is now targeting total revenue for full year 2007 of $1.171 to $1.187 billion, an increase of 10% to 12% over 2006. By segment, Gartner is now targeting Research revenue of $665 to $670 million, Consulting revenue of $320 to $325 million, Events revenue of $177 to $181 million, and other revenue of $9 to $11 million.
The Company reiterated its guidance for full year 2007 cash flow from operations of $135 to $150 million. Gartner now expects that capital expenditures will be approximately $25 million.
Gartner currently expects that 2007 GAAP EPS and Normalized EBITDA will be at or near the low end of the Company’s most recent guidance issued on July 31, 2007. That guidance was for GAAP EPS of $0.66 to $0.73 per share (including $0.04 in special charges recorded in the second quarter), or an increase of 32% to 46% over last year, and Normalized EBITDA of $193 to $203 million, or an increase of 24% to 30% over last year.
Gene Hall, Gartner’s chief executive officer, commented, “Our guidance reflects the success of our strategy to accelerate the growth of our Research business through the investments we have made during 2007 in sales capacity and research product management. As a result of these investments, contract value and revenue in the Research segment have grown ahead of the expectations we established in our financial roadmap. Given this performance, we continue to accelerate our investments to grow the Research business, which we expect will yield benefits in 2008 and beyond.”
Conference Call Information
Gartner has scheduled a conference call at 10 a.m. ET today, Tuesday, October 30, 2007, to discuss the Company’s financial results. The conference call will be available via the Internet by accessing the Company’s web site at http://investor.gartner.com. A replay of the webcast will be available for 90 days following the call.
About Gartner
Gartner, Inc. (NYSE: IT) is the world’s leading information technology research and advisory company. Gartner delivers the technology-related insight necessary for its clients to make the right decisions, every day. From CIOs and senior IT leaders in corporations and government agencies, to business leaders in high-tech and telecom enterprises and professional services firms, to technology investors, Gartner is the indispensable partner to 60,000 clients in 10,000 distinct organizations. Through the resources of Gartner Research, Gartner Consulting and Gartner Events, Gartner works with every client to research, analyze and interpret the business of IT within the context of their individual role. Founded in 1979, Gartner is

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headquartered in Stamford, Connecticut, U.S.A., and has 3,900 associates, including 1,200 research analysts and consultants in 75 countries. For more information, visit www.gartner.com.
Non-GAAP Financial Measures
Investors are cautioned that normalized EBITDA contained in this press release is not a financial measure under generally accepted accounting principles. In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with generally accepted accounting principles. This non-GAAP financial measure is provided to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. We believe normalized EBITDA is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results. Normalized EBITDA is based on operating income, excluding depreciation, accretion on obligations related to excess facilities, amortization, META integration charges, SFAS 123 (R), goodwill impairments, and other charges.
Safe Harbor Statement
Statements contained in this press release regarding the growth and prospects of the business, the Company’s 2006 and 2007 financial results and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to ability to expand or even retain the Company’s customer base; ability to grow or even sustain revenue from individual customers; ability to attract and retain professional staff of research analysts and consultants upon whom the Company is dependent; ability to achieve and effectively manage growth; ability to pay the Company’s debt obligations; ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; ability to carry out the Company’s strategic initiatives and manage associated costs; substantial competition from existing competitors and potential new competitors; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on the Company’s businesses and operations; and other risks listed from time to time in the Company’s reports filed with the Securities and Exchange Commission. These filings can be found on Gartner’s Web site at www.gartner.com/investors and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.
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GARTNER, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2007	2006		2007	2006
Revenues:
Research	$170,218	$144,126	18%	$492,771	$419,539	17%
Consulting	73,838	69,502	6%	233,660	229,058	2%
Events	26,713	24,111	11%	106,645	97,205	10%
Other	2,350	3,621	-35%	7,731	10,580	-27%

Total revenues	273,119	241,360	13%	840,807	756,382	11%
Costs and expenses:
Cost of services and product development	127,211	116,259	9%	395,135	358,891	10%
Selling, general and administrative	115,564	99,814	16%	351,833	305,982	15%
Depreciation	6,255	5,840	7%	18,002	17,598	2%
Amortization of intangibles	509	3,484	F	1,634	10,283	F
META integration charges	—	—	0%	—	1,450	F
Other charges	—	—	0%	9,084	—	-100%

Total costs and expenses	249,539	225,397	11%	775,688	694,204	12%

Operating income	23,580	15,963	48%	65,119	62,178	5%
Interest expense, net	(5,223)	(3,848)	-36%	(16,884)	(12,690)	-33%
Other income (expense), net	303	(541)	F	2,079	(1,062)	F

Income before income taxes	18,660	11,574	61%	50,314	48,426	4%
Provision for income taxes	6,166	1,966	U	15,580	12,804	22%

Net income	$12,494	$9,608	30%	$34,734	$35,622	-2%

Income per common share:
Basic	$0.12	$0.08	50%	$0.33	$0.31	6%
Diluted	$0.11	$0.08	38%	$0.32	$0.31	3%

Weighted average shares outstanding:
Basic	104,728	113,523	-8%	104,169	113,602	-8%
Diluted	109,197	116,255	-6%	109,034	116,009	-6%

U/F = Unfavorable/Favorable

BUSINESS SEGMENT DATA
(Dollars in thousands)

		Direct	Gross	Contrib.
	Revenue	Expense	Contribution	Margin
Three Months Ended 9/30/07
Research	$170,218	$59,422	$110,796	65%
Consulting	73,838	46,019	27,819	38%
Events	26,713	17,219	9,494	36%
Other	2,350	542	1,808	77%

TOTAL	$273,119	$123,202	$149,917	55%

Three Months Ended 9/30/06
Research	$144,126	$54,291	$89,835	62%
Consulting	69,502	43,866	25,636	37%
Events	24,111	14,669	9,442	39%
Other	3,621	710	2,911	80%

TOTAL	$241,360	$113,536	$127,824	53%

Nine Months Ended 9/30/07
Research	$492,771	$180,099	$312,672	63%
Consulting	233,660	143,496	90,164	39%
Events	106,645	60,367	46,278	43%
Other	7,731	1,867	5,864	76%

TOTAL	$840,807	$385,829	$454,978	54%

Nine Months Ended 9/30/06
Research	$419,539	$161,304	$258,235	62%
Consulting	229,058	132,556	96,502	42%
Events	97,205	54,745	42,460	44%
Other	10,580	1,994	8,586	81%

TOTAL	$756,382	$350,599	$405,783	54%

SELECTED STATISTICAL DATA

	September 30,		September 30,
	2007		2006
Research contract value	$704,721	(1)	$597,811	(1)
Research client retention	82%		81%
Research wallet retention	102%		93%
Research client organizations	9,749		9,176
Consulting backlog	$108,622	(1)	$107,679	(1)
Consulting—quarterly utilization	64%		61%
Consulting billable headcount	469		517
Consulting—average annualized revenue per billable headcount	390	+(1)	350	+(1)
Events—number of events for the quarter	22		17
Events—attendees for the quarter	7,307		6,578

(1)	Dollars in thousands.

SUPPLEMENTAL INFORMATION
GAAP to Normalized EBITDA Reconciliation
(in thousands)
Reconciliation — GAAP to Normalized EBITDA (1):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2007	2006	2007	2006
Net income	$12,494	$9,608	$34,734	$35,622
Interest expense, net	5,223	3,848	16,884	12,690
Other (income) expense, net	(303)	541	(2,079)	1,062
Tax provision	6,166	1,966	15,580	12,804

Operating income	$23,580	$15,963	$65,119	$62,178

Normalizing adjustments:
Depreciation, accretion, and amortization	6,893	9,324	20,574	27,881
Other charges (2)	—	—	9,084	—
META integration charges (3)	—	—	—	1,450
SFAS No. 123(R) stock compensation expense (4)	5,818	4,744	19,225	11,740

Normalized EBITDA	$36,291	$30,031	$114,002	$103,249

Footnotes
(1)	Normalized EBITDA is based on operating income excluding depreciation, accretion on obligations related to excess facilites, amortization, META integration charges, SFAS No. 123(R) expense, goodwill impairments, and Other charges.

(2)	Other charges for the nine months ended September 30, 2007 includes charges of $8.7 million related to the settlement of the Expert Choice litigation and a restructuring charge of $2.7 million. These charges were somewhat offset by a credit of $2.3 million resulting from the reversal of an accrual on an excess facility that was returned to service.

(3)	META integration charges are related to our acquisition of the META Group, Inc. These costs were primarily for severance, and for consulting, accounting, and tax services.

(4)	Stock compensation expense represents the cost of stock-based compensation awarded by the Company to its employees under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments” (“SFAS No. 123(R)”).